EXHIBIT 3



                      WINSTAR COMPLETES MILLIWAVE PURCHASE

                 Adds Substantially to 38 GHz Spectrum Holdings

       Former FCC Chairman Dennis Patrick Joins WinStar Board of Directors


NEW YORK -- JANUARY 3, 1997, WINSTAR COMMUNICATIONS, INC. (NASDAQ-WCII) announced that it has completed its previously announced acquisition of Milliwave, L.P., a large holder of 38 GHz licenses, covering 160 million people in more than 80 major markets. The acquisition significantly expands WinStar's coverage, adding a new channel in 36 existing WinStar markets, and adding more than 50 new major markets to WinStar's operating territories.

In 27 of the markets where WinStar currently holds four or more 100 MHz channels, the Milliwave licenses will add an additional channel, bringing WinStar's coverage to five channels in most of the top 45 markets, with some exceptions: 1) WinStar will have seven channels in Manhattan and six in the wider New York metropolitan area, and 2) WinStar will have six channels in Dallas, Baltimore, and Philadelphia, assuming completion of another previously announced acquisition.

In nine of the additional markets where WinStar currently holds single channel licenses, the Milliwave licenses will bring WinStar's capacity to two channels. The agreements will also add single channel licenses in more than 50 new cities covering 62 million people, and including such large markets as Providence, Hartford, West Palm Beach, Sacramento, and Orlando.

Dennis Patrick, who joined Milliwave as its chief executive officer in June 1996, has joined WinStar's board of directors. Mr. Patrick was the chairman of the FCC from 1987 to 1989, after serving as an FCC commissioner from 1983 to 1987. He recently was chief executive officer of Time Warner Telecommunications, from 1990 to 1995.

WinStar paid $40 million in cash and approximately $75 million issued in the form of 3,594,620 shares of WinStar common stock in consideration for the acquisition.

"WinStar did an outstanding job in completing this transaction almost a year ahead of schedule. We had chosen WinStar to be our partner based partly on its operating management, software systems, and general expertise in super high frequency engineering, and the company demonstrated its strength in these areas by assisting in the construction of our licenses," said Dennis Patrick, Chief Executive Officer, Milliwave. "I look forward to serving on the board of WinStar, which I believe is positioned to be a major player in local telephony. The multiple channels we have in our major markets will provide us with the required capacity to deliver the broadband services which customers are demanding, and will make us a more effective competitor against the large incumbent local telephone companies."

WinStar holds 38 GHz licenses in 46 of the top 50 markets, including the top 31, and more than 160 major market areas in total, covering approximately 170 million people, and approximately 573 million channel pops (population coverage multiplied by the number of channels).




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WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber(sm) services using its licenses in the 38 GHz spectrum. The company also provides long distance services and various information services and entertainment content.

Wireless Fiber is a service mark of WinStar Communications, Inc.






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